                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant /_/

Filed by a Party other than the Registrant /X/

Check the appropriate box:

     /_/  Preliminary Proxy Statement

     /_/  Confidential,  for Use of the  Commission  Only (as  permitted by Rule
          14a-6(e)(2))

     /_/  Definitive Proxy Statement

     /_/  Definitive Additional Materials

     /X/  Soliciting Material Under Rule 14a-12

                             THE TOPPS COMPANY, INC.
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                (Name of Registrant as Specified in Its Charter)

                      CRESCENDO PARTNERS II L.P., SERIES Y
                          CRESCENDO INVESTMENTS II, LLC
                             CRESCENDO ADVISORS LLC
                                 ERIC ROSENFELD
                                  ARNAUD AJDLER
                         THE COMMITTEE TO ENHANCE TOPPS
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    (Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

     Payment of Filing Fee (Check the appropriate box):

     /X/  No fee required.

     /_/  Fee  computed on table below per Exchange  Act Rules  14a-6(i)(1)  and
          0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit  price  or other  underlying  value of  transaction  computed pursuant to Exchange  Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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     /_/  Fee paid previously with preliminary materials:

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     /_/  Check box if any part of the fee is offset as provided by Exchange Act
Rule  0-11(a)(2)  and identify the filing for which the  offsetting fee was paid previously.  Identify the previous filing by registration  statement  number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

                                      -2-

      The Committee to Enhance Topps ("the Committee"),  together with the other participants  named herein,  is filing materials  contained in this Schedule 14A with the  Securities  and Exchange  Commission  ("SEC") in  connection  with the solicitation  of proxies  against a proposed  merger  between The Topps Company,
Inc. (the "Company") and a buyout group that includes Madison Dearborn Partners,
LLC and an investment firm controlled by Michael Eisner,  which will be voted on at a meeting of the Company's  stockholders  (the  "Stockholders  Meeting").  On
April 26, 2007, the Committee  filed a PRELIMINARY  proxy statement with the SEC with regard to the Stockholders Meeting.

      Item 1: On April 26,  2007,  the  Committee  issued  the  following  press release:

FOR IMMEDIATE RELEASE

             THE COMMITTEE TO ENHANCE TOPPS FILES PRELIMINARY PROXY
                             MATERIALS WITH THE SEC

  Delivers Letter to Topps Stockholders Expressing its Strong Opposition to the
                           'Inadequate' Proposed Offer
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NEW YORK, NY - APRIL 26, 2007 - The Committee to Enhance Topps  announced  today that it has filed  preliminary  proxy materials with the Securities and Exchange
Commission in connection  with the  solicitation  of proxies  against a proposed merger  between The Topps  Company,  Inc.  (NASD:TOPP)  and a buyout  group that includes  Madison  Dearborn  Partners,  LLC and an investment firm controlled by
Michael  Eisner,  which  will  be  voted  on  at  a  special  meeting  of  Topps stockholders.  In addition,  the  Committee  announced  that it has  delivered a letter to Topps  stockholders  expressing its strong  opposition to the proposed offer.

Full text of the letter follows:

                         THE COMMITTEE TO ENHANCE TOPPS

                                                                  April 26, 2007

Dear Fellow Topps Stockholder:

      The  Committee  to  Enhance  Topps  (the  "Committee")  is  a  significant stockholder of The Topps Company,  Inc. ("Topps"),  owning approximately 6.6% of its outstanding common stock. We are writing to our fellow stockholders  because
Topps has  entered  into an  ill-advised  agreement  to be  acquired by entities controlled by Michael D. Eisner and Madison Dearborn Partners, LLC at a price of
$9.75 per share.  We are strongly  opposed to the  acquisition of Topps because, among  other  things,  the  proposed  price to be paid for your Topps  shares is inadequate  and there are better choices  available for  maximizing  stockholder value.

       THE COMMITTEE STRONGLY OPPOSES THE INADEQUATE $9.75 PROPOSED OFFER

      We believe that the proposed  acquisition  is not in the best  interest of
Topps  stockholders.  We are strongly opposed to this transaction.  Consider the following:

                                      -3-

   1) THE $9.75 PER SHARE MERGER CONSIDERATION PROPOSED TO BE PAID BY MR. EISNER
      AND HIS PARTNERS TO THE COMPANY'S STOCKHOLDERS IS INADEQUATE.  IT DOES NOT
      FULLY REFLECT THE INTRINSIC VALUE OF YOUR COMPANY'S SHARES.

      o  The price  presents only a Mickey  Mouse-like 3% premium to the average closing price of Topps' shares for the  20-trading  days  preceding the signing of the merger agreement.

      o  Since the date the merger agreement was signed, the Company's stock has been consistently  trading at prices higher than the proposed $9.75 per share offer price, trading as high as $10.17 on April 19, 2007.

      o  The  Company  fails to tell you that  the most  recent  proposed  stock repurchase  program that was approved by the Topps Board for the period
         September  2005  through  September  2006 had a top price of $10.62 per share.  The Committee  does not understand how management and the Topps
         Board on the one hand can  recommend  buying  shares up to  $10.62  per share,  but on the other hand  approve the sale of the Company at $9.75 per  share,  particularly  given  the  improvements  in  the  Company's financial performance in the first three quarters of fiscal year 2007.

   2) A BETTER ALTERNATIVE EXISTS FOR MAXIMIZING STOCKHOLDER VALUE.

      o  If the merger is voted  down,  we intend to  nominate a slate of highly qualified  business  executives  to replace the members of the existing
         Topps  Board.  Our  nominees  will be  dedicated  to acting in the best interest of all Topps stockholders and will take all necessary steps to maximize stockholder value.

      o  As a first step, we would  recommend a modified  "Dutch Auction" tender offer be conducted to buy back $110 million of shares between $10.00 to
         $10.50 per share.  Such a tender offer would have multiple  advantages, which  include  (i) fixing the capital  structure  by placing a limited amount of debt on the  Company,  (ii)  providing  current  liquidity to investors  at a higher  price per share  than the  proposed  merger and
         (iii) providing  long-term  stockholders  the ability to participate in the Company's future growth in a more levered way.

      o  We  believe  that the  Company  should  hire a new CEO  with  extensive marketing  and  turnaround  experience,  and  who  would  bring a fresh perspective to the  organization  in order to improve the operations of the Company.  It is time to end the nepotism at Topps, which we believe is the  driving  force  behind  senior  management's  failure  to  take advantage of new business opportunities.

      o  The Company  has just  started to reap the  benefits of its  turnaround plan.  Why let Mr.  Eisner and his cohorts  receive the benefits of the wide range of business  opportunities  available to the Company?  It is time to stop  private  equity  firms from taking value away from public stockholders!

                                      -4-

   3) THE PROCESS THAT LED TO THE SIGNING OF THE MERGER AGREEMENT WAS FLAWED.

      o  The Topps  Board did not shop the  Company  prior to signing the Merger
         Agreement  and thus failed to maximize  the  competitive  dynamics of a sale  transaction  that could have garnered the highest price  possible for the Company.

   4) THE  DEAL-PROTECTION  TERMS OF THE  "GO-SHOP"  PROVISION  UNDER THE MERGER
      AGREEMENT DO NOT PROVIDE FOR A SUFFICIENT, POST-SIGNING MARKET CHECK.

      o  The Committee believes that the terms of the "go-shop"  provision under the merger  agreement  were designed to deter rather than encourage the solicitation of alternative proposals.  Therefore,  we believe that any implication  by the Company  that  contacting  more than 100  companies during the "go-shop"  period  provides for a  substantial  post-signing market check is a `smokescreen.'

      o  You  should  know  that  the  Topps  Board  ceased   negotiations   and
         discussions  with a potential bidder that had offered to pay $10.75 per share, a 10.3% premium to Eisner's inadequate offer. The Company ceased negotiations  and  discussions  with the bidder  using as a  convenient excuse the  restrictive  "go-shop"  provision in the merger  agreement.
         This does not appear to the  Committee to be an effective  post-signing market check.

                 NOT ONLY DOES THE $9.75 OFFER PRICE FALL SHORT,
           BUT SO DOES THE PROCESS UTILIZED IN ARRIVING AT THE PRICE.

      Because  the  Topps  Board   failed  to  maximize   value  for  all  Topps
stockholders,  on April 26, 2007, we filed  preliminary proxy materials with the
Securities and Exchange  Commission to formally  oppose the merger  proposal and
Eisner's Uncle  Scrooge-like  offer. We are not seeking your proxy at this time, but after we file our  definitive  proxy  material,  we will be sending  you our proxy  statement  and GOLD proxy card.  If you receive  Topps' white proxy card, please do not vote the  white  proxy  until you have had a chance to review  our solicitation materials.

      If you have any  questions,  please  feel  free to call us  directly  at
(212)  319-7676.  You may also call D.F. King & Co., Inc.,  which is assisting the Committee, toll-free at (800) 628-8532.

                                          Sincerely yours,

                                          Eric Rosenfeld & Arnaud Ajdler
                                          The Committee to Enhance Topps

               CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

      The Committee to Enhance Topps (the "Committee"),  together with the other participants named herein, has made a preliminary filing with the Securities and
Exchange  Commission ("SEC") of a proxy statement and an accompanying proxy card to be used to  solicit  votes in  connection  with the  solicitation  of proxies against a proposed merger between The Topps Company,  Inc. (the "Company") and a buyout group that includes Madison Dearborn Partners, LLC and an investment firm controlled  by  Michael  Eisner,  which  will be  voted on at a  meeting  of the
Company's stockholders.

                                      -5-

      THE COMMITTEE  ADVISES ALL  STOCKHOLDERS  OF THE COMPANY TO READ THE PROXY
STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME  AVAILABLE  BECAUSE THEY WILL
CONTAIN  IMPORTANT  INFORMATION.  SUCH PROXY  MATERIALS  WILL BE AVAILABLE AT NO
CHARGE  ON  THE  SEC'S  WEB  SITE  AT   HTTP://WWW.SEC.GOV.   IN  ADDITION,  THE
PARTICIPANTS  IN THE  PROXY  SOLICITATION  WILL  PROVIDE  COPIES  OF  THE  PROXY
STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO
THE  PARTICIPANTS'  PROXY  SOLICITOR,  D.F.  KING & CO.,  INC., BY CALLING (800)
628-8532.

      The  participants  in the proxy  solicitation  are Crescendo  Partners II,
L.P.,  Series Y, a  Delaware  limited  partnership  ("Crescendo  Partners  II"),
Crescendo  Investments II, LLC, a Delaware limited liability company ("Crescendo
Investments II"),  Crescendo  Advisors LLC, a Delaware limited liability company
("Crescendo  Advisors"),  Eric  Rosenfeld,  Arnaud  Ajdler and The  Committee to
Enhance Topps (the "Participants").

      Crescendo  Partners II beneficially  owns 2,547,700 shares of Common Stock of the  Company.  As the general  partner of Crescendo  Partners  II,  Crescendo
Investments  II may be deemed to  beneficially  own the 2,547,700  shares of the
Company   beneficially  owned  by  Crescendo  Partners  II.  Crescendo  Advisors beneficially  owns 100 shares of the Company.  Eric  Rosenfeld  may be deemed to beneficially own 2,547,900 shares of the Company,  consisting of 100 shares held by Eric Rosenfeld and Lisa Rosenfeld JTWROS,  2,547,700 shares Mr. Rosenfeld may be deemed to  beneficially  own by virtue of his position as managing  member of
Crescendo  Investments  II  and  100  shares  Mr.  Rosenfeld  may be  deemed  to beneficially  own by virtue of his  position  as  managing  member of  Crescendo
Advisors.

      Mr. Ajdler beneficially owns 2,301 shares of the Company.

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                                      -6-